Exhibit 10.4

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is entered into this 21st day of February 2007, by and between PLACER SIERRA BANK (“Bank”) and KEVIN J. BARRI (“Employee”).

WHEREAS, Employee and Bank entered into an Employment Agreement, dated June 21, 2004, (the “Agreement”); and

WHEREAS, the “Employment Term” under the Agreement is scheduled to expire on June 21, 2007; and

WHEREAS, Section 5 of the Agreement sets forth Bank’s potential obligations upon the termination of Employee’s employment with Bank; and

WHEREAS, Employee and Bank have agreed to amend the Agreement as set forth in this Amendment in order to extend the term of the Agreement and to provide for payments to be made in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and guidance thereunder, which section was added to the Code by the American Jobs Creation Act of 2004; and

WHEREAS, Section 22 of the Agreement provides that the Agreement may be amended only by a writing signed by the parties.

NOW THEREFORE, Employee and Bank agree as follows:

1. Section 3 of the Agreement is amended by the addition of a sentence to the end thereof to read as set forth below:

The Employment Term is hereby extended through and including December 31, 2007, and all references herein to the “Employment Term” shall include such extension.

2. A new Subsection (h) entitled “Timing of Payment” is added to Section 5 of the Agreement, to read as set forth below:

(h) Timing of Payment. Notwithstanding anything to the contrary in this Agreement, if any amount payable hereunder is considered to be compensation deferred under a “nonqualified deferred compensation plan” as defined for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and if Employee is deemed to be a “specified employee” as defined for purposes of Section 409A, then, to the extent necessary to comply with Section 409A, amounts due under this Agreement in connection with a termination of Employee’s employment that would otherwise have been payable at any time during the six-month period immediately following such termination of employment shall not be paid prior to, and shall instead be payable in a lump sum as soon as practicable following, the expiration of such six-month period. In light of the uncertainty surrounding the application of Section 409A, Bank makes no guarantee as to the income tax treatment under Section 409A of any payments made or benefits provided under this Agreement.

3. All other terms and conditions of the Agreement shall remain in full force and effect.

PLACER SIERRA BANK
By: /s/ Frank J. Mercardante	/s/ Kevin J. Barri
Frank J. Mercardante Chairman and Chief Executive Officer	KEVIN J. BARRI

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